Exhibit 99.29
KPMG Peat Marwick
1600 market Street
Philadelphia, PA  19103


                         Independent Accountants' Report



The Board of Directors
GE Capital Mortgage Services, Inc.:


We have examined management's assertion about GE Capital Mortgage Services, Inc.'s (the Company's) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) for master serviced loans (including those serviced by the Company pursuant to various pooling and servicing agreements relating to the Company's publicly rated mortgage-backed securities program), insofar as the assertion relates to minimum servicing standards I.1., I.2., I.3., III.1., III.5., IV.1., and VII.1., as of and for the year ended December 31, 1998, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion, insofar as it relates to the above mentioned minimum servicing standards, about the Company's compliance based on our examination. In as much as the Company does not service the loans underlying the master servicing directly, we did not examine the Company's compliance with minimum servicing standards I.4., II.1., II.2., II.3., II.4., III.2., III.3., III.4., III.6., V.1., V.2., V.3., V.4. and
VI.1., of the USAP. With respect to those loans not serviced, our procedures consisted of obtaining and reading the most recently available reports from the primary servicers' independent auditors. Our opinion as expressed herein, insofar as it relates to such minimum standards performed by such primary servicers, is based solely upon the reports of the respective independent auditors.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards specified above.

In our opinion, except for the material noncompliance with various minimum servicing standards noted in our reading of other independent auditors' reports as discussed above, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1998, is fairly stated, in all material respects.

As discussed in management's assertion, the following material noncompliance occurred at the master servicer's primary servicers during the year ended December 31, 1998. Several reports obtained from the primary servicers' independent auditors contained exceptions, which in their opinion, the USAP required them to report. These exceptions are listed on the attached Schedule of Findings.

This condition was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 1998 consolidated financial statements, and this report does not affect our report dated January 22, 1999 on those consolidated financial statements.

                                             /s/ KPMG PEAT MARWICK
                                             ---------------------

February 8, 1999

                 Schedule of Findings - Primary Servicers' USAP

The following summarizes the findings from the 157 reports obtained from the primary servicers' independent auditors which disclosed exceptions based on an independent review of the primary servicers' mortgage servicing operations in accordance with the Uniform Single Attestation Program (USAP) for Mortgage Bankers.

Instances of exceptions with respect to:
      Custodial Bank Accounts - sixteen primary servicers
      Mortgage Payments - one primary servicer
      Mortgagor Loan Accounting - seven primary servicers
      Investor Accounting - two primary servicers
      Insurance Policies - two  primary servicer

One primary servicer did not provide the required USAP from it's independent auditors.

Where the Company is the primary servicer, a separate report was issued on the review of the Company's mortgage servicing operations in accordance with the USAP for Mortgage Bankers which is dated February 8, 1999.

                       GE Capital Mortgage Services, Inc.
                               3 Executive Campus
                             Cherry Hill, NJ 08002


As of and for the year ended December 31, 1998, GE Capital Mortgage Services, Inc. (the Company) has complied in all material respects with the minimum servicing standards for master servicers set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP). With respect to minimum servicing standards I.4, II.1, II.2, II.3, II.4, III.2, III.3, III.4, III.6, V.1, V.2, V.3, V.4 and VI.1 of the USAP, the Company relies on the performance of its primary servicers. The Company had in effect a fidelity bond and errors and omissions policy in the amount of $120 million and $20 million, respectively.

With respect to the Schedule of Findings related to the primary servicers' USAP's, where the Company acts as master servicer, the Company responds in the following manner:

1. Custodial Bank Accounts: Of the sixteen primary servicers with bank account reconciliation findings, all have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers provided written verification that the bank accounts involved did not include accounts maintained for the Company.

2. Mortgage Payments: The one primary servicer with a mortgage payment finding has taken the necessary corrective action and therefore should avoid future findings. Such primary servicer provided written verification that the finding did not involve loans serviced for the Company.

3. Mortgage Loan Accounting: Of the seven primary servicers with mortgage accounting related findings, all have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers provided written verification that these findings did not involve loans serviced for the Company.

4. Investor Accounting: Of the two primary servicers with investor accounting findings, both have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers has provided written verification that the findings did not involve any loans serviced for the Company.

5. Insurance Policy: Of the two primary servicers with mortgage impairment policy findings, both have taken the necessary corrective action and therefore should avoid future findings. Each of the primary servicers provided written verification that the findings did not involve loans serviced for the Company.

The one primary servicer that did not provide the required USAP from its independent auditors was a new servicer for the Company as a result of a merger and was not aware of the Company's USAP requirement. Such servicer has provided written verification that they will comply with the USAP requirement effective with their 1998 fiscal year end.

The Company follows the following procedures in connection with the primary servicers who had exceptions reported in their USAP's:

1. Investigate the USAP findings and obtain written verification that the loans serviced for the Company are not affected by the findings. In the event it is determined that such loans are so affected, the Company would pursue ways to put corrective action plans and procedures in place.

2.   Perform  annual due diligence  reviews to validate  such primary  servicers
     continued  compliance  with  the  servicing   requirements  stated  in  the
     Company's Seller's/Servicer's Guide.

3. Perform monthly primary servicer reviews of compliance with reporting and remittance requirements.

4. In the event of continued non-compliance with corrective action plans and procedures, seek termination of servicing rights, with cause.



/s/ Greg Gibson
-------------------------
Greg Gibson
Vice President, Servicing
GE Capital Mortgage Services, Inc.